Exhibit (a)(12)

OPTION EXCHANGE PROGRAM

REVISED

SCHEDULE OF EMPLOYEE MEETINGS

BUILDING 10 AUDITORIUM

Tuesday, February 25, 2003

9:00 AM

11:00 AM

6:30 PM

Thursday, February 27, 2003

9:00 AM

2:00 PM

6:30 PM

Attendance is voluntary. These meetings are intended for those employees who hold options eligible for exchange under the Option Exchange Program and have received a copy of Cree’s Offer to Exchange dated February 14, 2003. If you are unsure whether you hold options eligible for exchange, please contact the Stock Plan Help Desk by telephone at x5800 or by e-mail at stockplan_helpdesk@cree.com.